Exhibit 99.1

Moleculin to Participate in the Healthcare Virtual Conference Presented by Maxim Group LLC and Hosted by M-Vest

Live webcast fireside chat on Wednesday, June 21st at 1:30 PM ET

HOUSTON, June 13, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses, today announced that Walter Klemp, President and Chief Executive Officer and Jonathan Foster, Executive VP and Chief Financial Officer of Moleculin, will present at the Healthcare Virtual Conference Part II, presented by Maxim Group LLC and hosted by M-Vest on Wednesday, June 21, 2023 at 1:30 PM ET.

The exponential growth in knowledge and expertise in science and medicine continues to drive opportunities in the healthcare space. These include multiple therapeutic categories and emerging technologies, which presenting companies at this year’s Maxim Healthcare Conference are focused on, and for many, that includes key data-driven events in 2023. Maxim Senior Analysts will host a wide range of biotechnology and medical device companies in a series of presentations and interactive discussions with CEOs and key management. Maxim will also be hosting several topical industry panels that promise to be timely and engaging.

This conference will be live on M-Vest. To attend, just sign up to become an M-Vest member.

Click Here to Reserve Your Seat.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com